Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:

Ulrich Gottschling

Chief Financial Officer

(949) 442-5596

ir@srslabs.com

SRS LABS REPORTS RESULTS FOR FIRST QUARTER 2008

Santa Ana, Calif., May 8, 2008 - SRS Labs, Inc. (NASDAQ: SRSL), the industry leader in surround sound, audio and voice technologies, announced today revenues for the three months ended March 31, 2008 of $4.9 million, as compared to $5.1 million for the same period in the prior year. Net income for the three months ended March 31, 2008 was $858 thousand, or $0.05 per diluted share, as compared to $1.4 million, or $0.08 per diluted share, for the same period in the prior year.

Thomas C.K. Yuen, Chairman and CEO of SRS Labs, Inc., commented on the results of the Company’s activities:

“As discussed in last quarter’s earnings release, SRS is placing significant emphasis on hiring, development and licensing activities in order to provide an even more solid foundation for revenue growth. We are pleased with the initial results of these activities during the first quarter and believe that positive results will be experienced during future quarters.

In particular, the response to our two latest technologies, SRS VolumeIQ™ (volume control) and  SRS CS Headphone™ (surround sound), has been very promising and we are excited about their potential. We believe that these technologies have excellent applicability to many of our markets, including the television, set top box and mobile markets and we look forward to announcing design win activities in the near future. We are pleased to be working with many of the best global consumer electronics companies and look forward to continuing to provide best in class technologies and services.”

Conference Call

SRS Labs will host a conference call and webcast at 2 p.m. Pacific Time today (5 p.m. Eastern Time) to review its first quarter 2008 results. The dial-in number for the call is (866) 253-6509; ask for “SRS Labs Q1 2008 Financial Results Conference Call.”  An audio replay of the conference call will be available until May 15, 2008 at 6:00 p.m. Pacific Time via telephone.  The audio replay dial-in number is 866-837-8032, enter access code 1203344.

Investors can listen to the conference call live online by accessing the link on the main page of the Investor sections of the SRS Labs website or by using this link: http://www.srswowcast.com/about_us/wmptechlog.asp?lnkID=118

Please log on at least 15 minutes early to register and follow the instructions.

The webcast will be archived on www.srslabs.com for 60 days following the call.

About SRS Labs, Inc.

Founded in 1993, SRS Labs is the industry leader in audio signal processing for consumer electronics. Initially based on audio technologies developed at Hughes Aircraft, SRS Labs now holds over 150 worldwide patents and is recognized by the industry as the foremost authority in research and application of human auditory principles. Through partnerships with leading global Consumer Electronics companies, semiconductor manufacturers and software partners, SRS audio, surround sound and voice processing technologies have been included in over one billion electronic products sold worldwide including HDTVs, mobile phones, portable media devices, PCs and automotive entertainment. In fact, SRS Labs is the defacto standard of HDTV audio processing with nine of the top ten name brand flat panel TVs featuring SRS technology. Additionally, SRS Labs’ surround sound solutions provide the professional broadcast and recording industries with high-performance production, back-haul, storage, and transmission capability. SRS Labs supports manufacturers worldwide with offices in the US, China, Europe, Japan, Korea and Taiwan. For more information, visit www.srslabs.com.

Except for historical information contained in this release, all statements in this release, including those of Mr. Yuen, are forward-looking statements that are based on management’s beliefs, as well as assumptions made by, and information currently available to management.  While the Company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the Company’s goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect the Company’s actual results and may cause results to differ materially from those expressed in or implied by forward-looking statements made by or on behalf of the Company. These factors include, but are not limited to, the acceptance of new SRS Labs’ products and technologies, the impact of competitive products and pricing, the timely development and release of technologies by the Company, general business and economic conditions, especially in Asia, and other factors detailed in the Company’s Form 10-K and other periodic reports filed with the SEC.  SRS Labs specifically disclaims any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

– More –

SRS Labs, Inc., 2909 Daimler Street, Santa Ana, CA  92705    Tel 949-442-1070

Fax 949-852-1099   www.srslabs.com

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$47,687,989	$39,615,291
Accounts receivable, net	384,485	1,138,425
Prepaid expenses and other current assets	1,010,355	893,388

Total Current Assets	49,082,829	41,647,104

Investments available for sale	—	5,451,875
Property and equipment, net	351,726	309,727
Intangible assets, net	2,280,932	2,197,616
Deferred income taxes, net	2,239,276	1,776,202

Total Assets	$53,954,763	$51,382,524

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$453,247	$529,063
Accrued liabilities	796,977	689,308
Deferred revenue	2,312,050	1,156,836

Total Current Liabilities	3,562,274	2,375,207

Commitments and Contingencies

Stockholders’ Equity
Preferred stock—$.001 par value; 2,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock—$.001 par value; 56,000,000 shares authorized; 16,946,377 shares issued; and 15,773,715 and 15,778,715 shares outstanding at March 31, 2008 and December 31, 2007, respectively	16,947	16,947
Additional paid-in capital	74,646,916	74,143,772
Accumulated other comprehensive loss	—	(48,125)
Accumulated deficit	(18,296,744)	(19,155,096)
Treasury stock at cost, 1,172,662 and 1,167,662 shares at March 31, 2008 and December 31, 2007, respectively	(5,974,630)	(5,950,181)

Total Stockholders’ Equity	50,392,489	49,007,317

Total Liabilities and Stockholders’ Equity	$53,954,763	$51,382,524

SRS LABS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Revenues	$4,940,988	$5,072,403
Cost of sales	25,949	38,540

Gross profit	4,915,039	5,033,863

Operating expenses:
Sales and marketing	2,143,622	1,876,293
Research and development	926,762	861,625
General and administrative	1,438,358	1,377,427

Total operating expenses	4,508,742	4,115,345

Operating income	406,297	918,518
Other income, net	449,961	493,796
Income before income taxes	856,258	1,412,314
Income taxes	(2,094)	—
Net income	$858,352	$1,412,314

Net income per common share:
Basic	$0.05	$0.09
Diluted	$0.05	$0.08

Weighted average shares used in the per share calculation:
Basic	15,778,188	15,992,704
Diluted	16,305,095	17,081,524